EXHIBIT 10.21
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                        [Letterhead of Savoir Technology]

                                November 1, 1998





Dennis Polk
Savoir Technology Group, Inc.
254 East Hacienda Avenue
Campbell, California  95008

Dear Dennis:

     This letter agreement sets forth the terms and conditions of your employment with Savoir Technology Group, Inc. (the "Company").

     In consideration of the mutual covenants and promises made in this letter agreement, you and the Company agree as follows:

     1. Employment. Commencing as of November 1, 1998 (the "Effective Date"),
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you will continue to serve as the Company's Chief Accounting Officer. You will be given such duties, responsibilities and authority as are appropriate to such position. Throughout the term of your employment, you will devote such business time and energies to the business and affairs of the Company as needed to carry out your duties and responsibilities, subject to the overall supervision and direction of the Chief Executive Officer.

     2. Term. Commencing as of the Effective Date, your employment with the
        ----
Company will be "at-will." Either you or the Company can terminate your employment at any time and for any reason, with or without cause and with or without notice, in each case subject to the terms and provisions of paragraph 6 below.

     3. Salary. For your services to the Company, you will be paid a base
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salary, payable semi-monthly during each month of employment, at an annualized rate of one hundred fifty thousand dollars ($150,000) per year.

     4. Bonuses. You will be eligible to receive a regular annual bonus if the
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goals of the regular annual bonus program are achieved. The terms of the regular annual bonus plan will be determined by the Compensation Committee of the Board of Directors. For the purposes of such plan, your annual target bonus will be $50,000, of which $12,500 will be the target bonus for each calendar quarter and will be paid quarterly upon the attainment of certain quarterly performance criteria.

     5. Employee Benefit Programs. During your employment, you will be entitled
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to participate in all Company employee benefit plans, executive compensation and perquisite programs at the time or thereafter made available to the Company's executives or salaried

Dennis Polk
November 1, 1998
Page 2


employees generally, including, without limitation, savings or profit sharing plans, deferred compensation plans, stock option incentive plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, major medical and dental coverage, sick leave (including salary continuation arrangements), long-term disability, vacations, holidays and other employee benefit programs sponsored by the Company.

     6. Consequences of Termination of Employment.
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     (a) For Cause. Following the Effective Date, the Company may terminate your
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employment for "Cause." "Cause" will exist in the event you are convicted of a felony or, in carrying out your duties, you are guilty of gross negligence or gross misconduct resulting, in either case, in material harm to the Company. In the event your employment is terminated for Cause, you will be entitled to any unpaid salary and bonus due to you pursuant to paragraphs 3 and 4 above through the date of termination and you will be entitled to no other compensation from the Company.

     (b) Without Cause. Following the Effective Date, the Company may terminate
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your employment without Cause. In such event, you will be entitled to continue to receive your base salary, payable on a salary continuation basis, for a period of six (6) months following your termination.

     (c) Change in Responsibilities Following a Change in Control. Following the
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Effective Date, in the event your responsibilities are substantially reduced, without Cause, within 12 months following a "change in control" of the Company (as such term is defined in the 1994 Stock Option Plan), your resulting resignation of employment within such 12 months will be treated as a termination of employment by the Company without Cause in accordance with subparagraph (b) above and, in addition, your unvested stock options will become fully vested.

     (d) Voluntary Termination, Death or Disability. In the event you terminate
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your employment with the Company of your own volition or as a result of death or disability, such termination will have the same consequences as a termination for Cause under subparagraph (a) above.

     (e) Release of Claims. As a condition to the receipt of the payments
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described in this Section 6 and any other post-termination benefits, e.g., any continued vesting in stock options, you shall be required to execute a release of all claims arising out of your employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law, but excluding claims for indemnification from the Company under any indemnification agreement with the Company, its certificate of incorporation and by-laws or applicable law or claims for directors and officers' insurance coverage.

     (f) Conditions to Receipt of Payments and Benefits. In view of your
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position and access to confidential information, as a condition to the receipt of payments described in this Section 6 and any other post-termination benefits, e.g., any continued vesting in stock options, you shall not, without the Company's written consent, directly or indirectly, alone or as a partner, joint

Dennis Polk
November 1, 1998
Page 3





venturer, officer, director, employee, consultant, agent or stockholder
(other than a less than 5% stockholder of a publicly traded company) (i) engage in any activity which is in competition with the business, the products or services of the Company, (ii) solicit any of the Company's employees, consultants, or customers, (iii) hire any of the Company's employees or consultants in an unlawful manner or actively encourage employees or consultants to leave the Company, or (iv) otherwise breach your Confidential Information obligations, for a period of six (6) months after termination.

     7. Assignability: Binding Nature. Commencing on the Effective Date, this
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letter agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This letter agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this letter agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this letter agreement may be assigned or transferred except by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company's obligations under this letter agreement contractually or as a matter of law. The Company's failure to obtain the successor's contractual assumption of this letter agreement prior to the effectiveness of a succession shall be a breach of this agreement and shall entitle you to all the compensation and benefits to which you would have been entitled if you were terminated without Cause, on the date such succession became effective.

     8. Governing Law; Arbitration. This letter agreement will be deemed a
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contract made under, and for all purposes shall be construed in accordance with, the laws of California. Any controversy or claim relating to this letter agreement any breach thereof, and any claims you may have against the Company or any officer, director or employee of the Company or arising from or relating to your employment with the Company, will be settled solely and finally by arbitration in San Jose, California in accordance with the rules of the American Arbitration Association ("AAA") then in effect in the State of California, and judgment upon such award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator may provide that the cost of the arbitration (including reasonable legal fees) incurred by you or the Company will be borne by the non-prevailing party.

     9. Withholding. Anything to the contrary notwithstanding, following the
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Effective Date all payments made by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. In lieu of withholding, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

Dennis Polk
November 1, 1998
Page 4


     10. Entire Agreement. Except as otherwise specifically provided in this
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letter agreement, this letter agreement contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this letter agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.

     11. Miscellaneous. No provision of this letter agreement may be amended or
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waived unless such amendment or waiver is agreed to by you and the Board in writing. No waiver by you or the Company of the breach of any condition or provision of this letter agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. In the event any portion of this letter agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

     Please acknowledge your acceptance and understanding of this letter agreement by signing and returning it to me by 5:00 p.m. on November 1, 1998. A copy of the signed letter agreement will be sent to you for your records.

                               Sincerely,



                                    /S/ Scott Munro
                               --------------------------
                               Scott Munro


ACKNOWLEDGED AND AGREED:



     /S/ Dennis Polk
------------------------------
Dennis Polk


Dated:  November 1, 1998

                        [Letterhead of Savoir Technology]


January 11, 1999


To Dennis Polk:

In your employment contract, under the section (6), Consequences of
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Termination of Employment, paragraph [c] Change in Responsibilities Following a
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Change in Control, Savoir Technology is adding the following terminology, which
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effectively replaces the original content.

Notwithstanding the vesting schedule set forth in the Option Agreement, your Options will become fully vested and immediately exercisable in the event of a "change in control" of the company (as such term is defined in the Option
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Agreement).

Sincerely,

   /S/ Scott Munro

Scott Munro
Chairman and CEO

                        [Letterhead of Savoir Technology]


November 1, 1999


Dear Dennis:

In recognition of your recent promotion, increased responsibilities and outstanding performance during the past year, Savoir Technology has decided to make an addendum to your employment contract.

This provision stipulates the following two points.

o Your compensation package will be adjusted from a Base salary of $150,000 per year and a target bonus of $75,000 per year paid quarterly to a straight base salary of $225,000 per year.

o You will receive 6 months of your base salary upon the successful sale of the company.

Sincerely,

   /S/ Scott Munro

Scott Munro
Chairman and CEO